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                                                                    EXHIBIT 12
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                                           MIRAGE RESORTS, INCORPORATED

                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                               (DOLLARS IN THOUSANDS)

                             THREE MONTHS
                                ENDED                FOR THE YEARS ENDED DECEMBER 31,
                                               --------------------------------------------
                            MARCH 31, 1996     1995      1994      1993      1992      1991
                            ---------------------------------------------------------------

Income before
income taxes,
extraordinary item
and cumulative effect
of change in
accounting principle        $102,505           $265,261  $196,004   $72,303  $45,583   $67,570

Equity in
(undistributed
income) loss of less-
than-50%-owned venture         1,122               (321)     --        --       --        --

Interest expense               2,696             23,183    44,215    63,465   99,246   113,712

Estimated interest
component of rental
expense                          334              1,192     1,074     1,069     1,055       790
                            --------           --------  --------  --------  --------  --------
Earnings as defined         $106,657           $289,315  $241,293  $136,837  $145,884  $182,072
                            ========           ========  ========  ========  ========  ========
Interest expense            $  2,696           $ 23,183  $ 44,215  $ 63,465  $ 99,246  $113,712

Interest capitalized           4,024              9,616     7,815    25,080     4,158       730

Proportionate share
of interest cost of
50%-owned venture              1,742              1,495       --        --        --        --

Estimated interest
component of rental
expense                          334              1,192     1,074     1,069     1,055       790
                            --------           --------  --------  --------  --------  --------
Fixed charges as
defined                     $  8,796           $ 35,486  $ 53,104  $ 89,614  $104,459  $115,232
                            ========           ========  ========  ========  ========  ========
Ratio of earnings to
fixed charges                   12.1                8.2       4.5       1.5       1.4       1.6
                                ====                ===       ===       ===       ===       ===

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